CONSULTING AGREEMENT

      THIS AGREEMENT is made as of this 1st day of December, 1996;

BETWEEN:

            TLC THE LASER CENTER INC., a corporation incorporated under the laws of the Province of Ontario

            (the "Corporation")

                                                              OF THE FIRST PART,

                                     - and -

            MAINSTAY HUMAN RESOURCES CORP., a corporation incorporated under the laws of the Province of Ontario

            ("MAINSTAY")

                                                             OF THE SECOND PART.

RECITALS:

A. The Corporation is the parent company of a group of companies (collectively, the "TLC Group") involved in the business of providing excimer laser surgery and other secondary eye care services.

B.    MAINSTAY has under contract for her services, Madeline Walker.

C. The Corporation and MAINSTAY wish to enter into this Agreement to set forth the basis upon which MAINSTAY will make the services of Madeline Walker available to the Corporation.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION (THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED), THE CORPORATION AND MAINSTAY AGREE AS FOLLOWS:
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1. Definitions

In this Agreement,

"Agreement" means this Agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time;

"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

"Competitive Business" means a business carried on anywhere in North America which includes the financing, development and/or operation of laser eye surgery clinics or secondary eye care clinics in the market areas where the Corporation carries on, or to the knowledge of MAINSTAY at any time during the term of this Agreement or any renewals thereof, intends to carry on its business;

"Confidential Information" means all confidential information or proprietary information, Intellectual Property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation or the TLC Group whether or not originated by Madeline Walker including, without limitation, work products resulting from or related to work or projects performed or to be performed by the Corporation or the TLC Group, internal personnel and financial information of the Corporation or the TLC Group, purchasing and internal cost information, service and operational manuals, the manner and method of conducting the business of the Corporation or the TLC Group, marketing and development plans and agreements, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts and forecast assumptions and volumes, future plans and potential strategies of the Corporation or the TLC Group which have been or are being discussed, ideas concerning proposed eye surgery clinics, contracts and their contents, patient and affiliated doctor services, data provided by patients and affiliated doctor services, and the type, quantity and specifications of products and services, purchased, leased, licensed, engaged, employed or received by the Corporation or the TLC Group or by clients of the Corporation or the TLC Group, business plans, patients, affiliated doctor and vendor lists, business deals with any of these, financing, acquisition, development, licensing and distribution agreements and budgets and investment opportunities and structures;

"Contract Term" means the Term and renewals thereof;

"Contract Year" means any 12 month period commencing on December 1, and ending on November 30;

"Disability" means the mental or physical state of Madeline Walker such that Madeline Walker has been unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Corporation, to fulfil
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                                     -3-


MAINSTAY'S obligations under this Agreement either for any consecutive 180 day period or for any period of 180 days (whether or not consecutive) in any consecutive 365 day period;

"Intellectual Property" means all legally recognized rights which result or derive from Madeline Walker's services provided to the Corporation or the TLC Group or with the knowledge, use or incorporation of Confidential Information, and includes but is not limited to, developments, inventions, designs, works of authorship, improvements and ideas, whether or not patentable or copyrightable, conceived or made by Madeline Walker (individually or in collaboration with others) during the Contract Term or which result from or derive from the Corporation's or the TLC Group's resources or which are reasonably related to the business of the Corporation or the TLC Group other than any of the foregoing in respect of which MAINSTAY provides written notice thereof to the Corporation prior to any material work being undertaken by Madeline Walker, whereby MAINSTAY requests that all such rights which may result or derive from such work be excluded from the definition of "Intellectual Property" and the Chief Executive Officer of the Corporation provides written notice to MAINSTAY of its agreement with such request;

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"Term" has the meaning set out in Section 3; and

"Termination Event" means:

      (i) the failure of MAINSTAY, through Madeline Walker to carry out its obligations hereunder after notice by the Corporation of the failure to do so and an opportunity for MAINSTAY to correct the same within a reasonable time from the date of receipt of such notice;

      (ii) theft, fraud, dishonesty or misconduct by MAINSTAY or its employees involving the property, business or affairs of the Corporation or the carrying out of MAINSTAY'S obligations; or

      (iii) any material breach by MAINSTAY of any term of this Agreement.

2. Scope of Services

The Corporation hereby retains MAINSTAY to provide the services of Madeline Walker as follows:
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                                     -4-


      (i) to provide consulting services to the Corporation in the capacity of a senior executive officer, namely chief operating officer, which shall include advising the Corporation on all operational aspects of laser vision correction clinics, as well as head office operating procedures and other professional matters relating to establishing and conducting laser eye surgery clinics in North America; and

      (ii) to provide such further advice and assistance to the Corporation in connection with its laser eye surgery clinics and head office operations as the Corporation may reasonably request from time to time.

MAINSTAY hereby acknowledges that the services to be rendered by it hereunder will be provided to the TLC Group as a whole as well as the Corporation.

3. Contract Period

The term of this Agreement will commence on December 1, 1996 (or such earlier time as may be agreed upon between MAINSTAY and the Corporation) for a term of three (3) years ending on November 30, 1999 (the "Term"). Thereafter, the Term shall be automatically extended for successive periods of one year unless either party gives notice of termination within 60 days before or after the applicable renewal date.

4. Performance of Duties

During the Contract Term, MAINSTAY shall cause Madeline Walker to faithfully, honestly and diligently provide the services herein contracted for to the Corporation and the TLC Group as are designated by the Chief Executive Officer or the Board of Directors of the Corporation to a maximum of 48 weeks per Contract Year. MAINSTAY will cause Madeline Walker (except in the case of illness or accident) to devote sufficient time and effort to the services herein contracted for so as to use her best efforts to promote the interests of the Corporation, provided however, the Corporation acknowledges that its provision of services through Madeline Walker shall be that she will substantially spend her work week providing services to the Corporation, and the balance pursuing other interests such as management and human resource consulting. MAINSTAY appreciates that the services herein contracted for involve travel, and agrees to cause Madeline Walker to travel as reasonably required in order to fulfil MAINSTAY'S obligations hereunder.

5. Fees

      (a) Basic Remuneration. The Corporation will pay MAINSTAY for the services of Madeline Walker hereunder an annual contract fee (the "Fee") throughout each year of the Term in an amount equal to $145,000.00 (Cdn.) plus any applicable Goods and Services Tax. The Fee shall be increased 10% per year for each of the second and third years of the Term. MAINSTAY acknowledges that Madeline Walker is under contract with MAINSTAY and MAINSTAY shall be
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                                       -5-


            solely responsible for deduction for any applicable income taxes and other required deductions, such as Canada Pension Plan and Unemployment Insurance contributions payable by or in respect of Madeline Walker pursuant to her arrangements with MAINSTAY and hereby indemnifies and saves the Corporation harmless in respect thereof. Unless otherwise agreed in writing, the Fee will be payable in equal instalments monthly in arrears in each month during each Contract Year, the first payment to be made on or about December 1, 1996.

      (b) Bonus and Share Options. During any Contract Year in which MAINSTAY makes Madeline Walker available to provide services to the Corporation, Madeline Walker will be entitled to participate in any applicable fund, plan or arrangement relating to a senior management executive of the Corporation in effect generally from time to time with respect to the Corporation, in accordance with and subject to the terms thereof, including, without limitation;

            (i) such bonus remuneration, if any, in respect of each Contract Year during the Contract Term (including, without limitation, any Contract Year during which this Agreement terminates), as the board of directors or Chief Executive Officer of the Corporation, in their sole discretion, may authorize; and

            (ii) share options in accordance with the Corporation's Share Option Plan, if any, in respect of each Contract Year during the Contract Term.

            MAINSTAY hereby acknowledges and consents to Madeline Walker receiving any bonus or share options directly in order to facilitate any tax, estate or R.R.S.P. planning in recognition of the non-transferability of options pursuant to the Corporation's Share Option Plan.

If a change of Control (as defined by the Business Corporations Act (Ontario) of TLC occurs, if TLC is merged into or consolidated with another corporation under circumstances where TLC is not the surviving corporation, if TLC is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised options remain outstanding under the Share Option Plan, then all outstanding options held by Mainstay or Madeline Walker shall be vested and shall be fully exercisable as of the effective date of any such change of control, merger, consolidation, liquidation or sale.

6. Expenses

The Corporation will, upon presentation of expense statements or receipts and such other supporting documentation as the Corporation may reasonably require, pay or reimburse MAINSTAY in accordance with the Corporation's expense policies for all travel and out-of-pocket expenses reasonably incurred or paid by MAINSTAY in the performance by Madeline Walker of the services herein contracted for.
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                                       -6-


7. Termination

      (a) Notice. This Agreement may be terminated by the Corporation at any time:

            (i) without prior notice and without further obligations to MAINSTAY for Disability or if a Termination Event occurs. Termination of this Agreement by the Corporation pursuant hereto may be undertaken only under the authority of a resolution of the board of directors of the Corporation approved by 80% of the directors.

            (ii) upon 90 days prior written notice, provided however that if this Agreement is so terminated an amount equal to $200,000.00 shall be payable to MAINSTAY within 30 days following notice of such termination, such payment is acknowledged by the parties to be liquidated damages and not as a penalty. Each of the parties acknowledges that the amount equal to $200,000.00 is a reasonable estimate of the damages that will occur to MAINSTAY in the event of termination of this Agreement pursuant to Section 7(a) shall occur, particularly due to the previous full time occupation of Madeline Walker as a management consultant and the time that will be required for her to establish another full time management consulting practice. Termination of this Agreement by the Corporation pursuant hereto may be undertaken only under the authority of a resolution of the board of directors of the Corporation approved by 80% of the directors.

      (b) This Agreement will be automatically terminated, without further obligation on the part of the Corporation or the TLC Group (except as to the pro-rata payments of amounts owing to such date) upon the death of Madeline Walker.

      (c) Effective Date. The effective date on which this Agreement will be deemed to have been terminated will be:

            (i) in the case of termination under Section 7(a), 30 days following delivery of notice of termination; and

            (ii) in the case of termination pursuant to Section 7(b), on the date of death.

      (d) No Other Obligations. Except for payment of all amounts owing hereunder to the effective date of a termination or as otherwise provided herein, neither MAINSTAY or Madeline Walker will be entitled to receive any payment arising out of or relating to this Agreement. MAINSTAY on its own behalf and on behalf of its employees hereby waives any claims against the Corporation for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof or damages in lieu thereof and MAINSTAY
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                                       -7-


            hereby indemnifies and saves the Corporation harmless in respect thereof.

      (e) Termination by Mainstay. Following the expiration of the Term, this Agreement may be terminated by MAINSTAY at any time on 90 days prior written notice.

8. Return of Materials Upon Termination

Upon termination of this Agreement, MAINSTAY shall cause its employees to promptly deliver to the Corporation all property of or belonging to or administered by the Corporation or the TLC Group, including, without limitation, all documents, manuals, customer, patient, affiliated doctor, supplier, product and proprietary lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, marketing materials, equipment, tools and devices relating or pertaining to any Intellectual Property or Confidential Information, including all copies or reproductions of the same.

9. Non-Competition Agreement

MAINSTAY acknowledges the competitive and proprietary nature of the business carried on by the Corporation and the TLC Group and the interests of the Corporation and the TLC Group limiting, on a reasonable basis, the availability of those primary consultants providing services to Competitive Businesses.

Accordingly, MAINSTAY agrees that neither it nor any of its employees will, either during the Term or any renewal thereof or for a period of 24 months thereafter, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as an employee, principal, agent, consultant, adviser, director or shareholder

      (a)   be engaged in any undertaking;

      (b) have any financial or other interest (including an interest by way of royalty or other compensation arrangements) or in respect of the business of any Person which carries on a business; or

      (c) advise, lend money to, guarantee the debts or obligations of or permit the use of the MAINSTAY'S name or any part thereof by any Person which carries on a business;

anywhere in North America, if the undertaking or the business, as the case may be, is a Competitive Business.

Nothing in this Section 9 will operate to prevent (i) MAINSTAY or Madeline Walker from owning, on a passive investment basis, up to 5% of the issued shares of a Competitive Business,
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                                       -8-


the shares of which are traded on a recognized stock exchange or traded in the over-the-counter market in Canada or elsewhere.

10. Non-Solicitation of Employees or Consultants

MAINSTAY acknowledges the importance to the business carried on by the TLC Group of the human resources engaged and developed by the TLC Group and the unique access that MAINSTAY'S employees with the TLC Group offers to interfere with these resources. Accordingly, MAINSTAY covenants that neither it nor any of its employees will, during the Contract Term and for the period of 24 months thereafter, directly or indirectly, employ, be employed by, enter into a partnership or other association with or retain as an independent contractor or be retained as an independent contractor by an employee of or consultant to the Corporation or the TLC Group or induce or solicit, or attempt to induce, any such person to leave that person's employment or engagement.

11. Confidentiality

Neither MAINSTAY nor any of its employees will, during the Contract Term and at any time thereafter, directly or indirectly, other than as required pursuant hereto use or disclose to any Person any Confidential Information unless;

      (a) the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement or any similar agreement between the Corporation and others; or

      (b) disclosure of the Confidential Information is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided to the Corporation is afforded an opportunity to dispute the requirements for disclosure.

MAINSTAY and its employees obligations under this Section 12 are to remain in effect in perpetuity and will exist and continue in full force and effect notwithstanding any breach or repudiation or any alleged breach or repudiation of this Agreement by the Corporation.

12. Copyright

During the Contract Term, MAINSTAY agrees that it and its employees will disclose to the Corporation all Intellectual Property developed by Madeline Walker, either or in collaboration with others, which relates directly or indirectly to the business of the Corporation or the TLC Group. MAINSTAY acknowledges and agrees that all right, title and interest of any kind whatsoever in and to the Intellectual Property, including the foregoing and any copyrights, is and will be the exclusive property of the Corporation and the Corporation will have absolute discretion to determine how such Intellectual Property is used. All work done during the Contract Term by Madeline Walker or MAINSTAY for the Corporation or a member of the
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                                       -9-


TLC Group is a work in respect of which the Corporation or the member of the TLC, as the case may be, shall be deemed to be the first author for copyright purposes. Copyright will vest in the Corporation or the relevant member of the TLC Group, as the case may be. MAINSTAY on its own behalf and on behalf of Madeline Walker hereby waives all moral rights that either may have in the Intellectual Property and agrees that this waiver may be invoked by the Corporation, and by any of its authorized agents or assignees, to use any of the Intellectual Property. MAINSTAY agrees that to execute all such instruments and do all such things as may be reasonably necessary or desirable to give full effect to the foregoing and will cooperate and assist the Corporation and the TLC Group in enforcing their rights under this paragraph.

13. Certain Warranties, Covenants and Remedies

      (a) MAINSTAY agrees that its obligations as set forth in Sections 8, 9, 10, 11 and 12 will be deemed to have commenced as of the date on which services are or have been provided by MAINSTAY to the Corporation before or after the date hereof.

      (b) MAINSTAY acknowledges that a material breach or threatened material breach of any of Sections 8, 9, 10, 11 and 12 will result in the Corporation and it shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, MAINSTAY agrees that the Corporation will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

      (c) MAINSTAY'S obligations under each of Sections 8, 9, 10, 11 and 12 are to remain in effect in accordance with their terms and will exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of this Agreement by the Corporation.

      (d)   MAINSTAY represents, warrants and covenants that:

            (i) it will at all times during this Agreement retain the services of Madeline Walker; and

            (ii) it will not provide the services of any of its employees to a Competitive Business during the term hereof.

14. Co-Operation

MAINSTAY will co-operate and will cause Madeline Walker to co-operate in all respects with the Corporation if a question arises as to whether Madeline Walker has a Disability. Without limitation, Madeline Walker will authorize her medical doctor or other health care specialist to
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                                     - 10 -


discuss any medical condition with the Corporation and will as reasonably requested by the Corporation submit to examination by a medical doctor or other health care specialist selected by the Corporation.

15. Residence

MAINSTAY represents and warrants that it is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

16. Notices

Any notice or other communication required or permitted to be given hereunder must be in writing, delivered by facsimile or by hand-delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile, will be deemed to have been received on the Business Day following the sending, or if delivered by hand to Madeline Walker will be deemed to have been received at the time it is delivered to her or, if delivered to Madeline Walker or the Corporation at the applicable address noted below, when it is delivered to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this Section. Notices and other communications must be delivered as follows:

      (a)   if to MAINSTAY:

            2908 S. Sheridan Way
            Suite 301
            3rd Floor
            Oakville, Ontario

      (b)   if to the Corporation

            206 Laird Drive
            Suite 100
            Toronto, Ontario
            M4G 3W4

            Attention: Chief Executive Officer
            Fax No. (416) 467-6882

17. Headings

The inclusion of headings in this Agreement is for convenience of reference only and its not to affect the construction or interpretation hereof.
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                                     - 11 -

18. Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

19. Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the subject matter hereof. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representations, opinion, advice or assertion of fact made by the Corporation, the TLC Group or its directors, officers and agents to MAINSTAY, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or inc contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

20. Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this agreement will constitute a waiver of any other provisions nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. Neither this Agreement nor any part thereof may be assigned without the prior written consent of the other party hereto.

21. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario.

22. Counterparts

This Agreement may be signed in counterparts. Each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. Executed counterparts may be delivered by telecopier.
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      IN WITNESS WHEREOF the parties have executed this Agreement.

                                    MAINSTAY HUMAN RESOURCES CORP.


                                    Per: /s/ M. D. Walker
                                         -------------------------------

                                    TLC THE LASER CENTER INC.

                                    Per: /s/ R. J. Kelly
                                         -------------------------------